UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Stagwell Inc.

(Name of Issuer)

Class A Common Stock, par value $0.001 per share

(Title of Class of Securities)

552697104

(CUSIP Number)

Michael Thorne, Esq.

AlpInvest US Holdings, LLC

One Vanderbilt Ave, Suite 3400

New York, N.Y. 10171

Telephone: (212) 332-6240

with a copy to:

Adam J. Dobson, Esq.

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199-3600

Telephone: (617) 951-7147

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

June 9, 2023

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 552697104	Page 2 of 16

(1)	Names of reporting persons AlpInvest Partners US Secondary Investments 2016 I C.V.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Source of funds (see instructions) OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place or organization Netherlands

Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 0

(11)	Aggregate amount beneficially owned by each reporting person 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions)
(13)	Percent of class represented by amount in Row (11) 0
(14)	Type of reporting person (see instructions) LP

CUSIP No. 552697104	Page 3 of 16

(1)	Names of reporting persons AlpInvest PEP Secondary 2017 C.V.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Source of funds (see instructions) OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place or organization Netherlands

Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 0

(11)	Aggregate amount beneficially owned by each reporting person 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions)
(13)	Percent of class represented by amount in Row (11) 0
(14)	Type of reporting person (see instructions) LP

CUSIP No. 552697104	Page 4 of 16

(1)	Names of reporting persons AlpInvest Secondaries Fund VI C.V.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Source of funds (see instructions) OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place or organization Netherlands

Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 0

(11)	Aggregate amount beneficially owned by each reporting person 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions)
(13)	Percent of class represented by amount in Row (11) 0
(14)	Type of reporting person (see instructions) LP

CUSIP No. 552697104	Page 5 of 16

(1)	Names of reporting persons AlpInvest Secondaries Fund (Euro) VI C.V.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Source of funds (see instructions) OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place or organization Netherlands

Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 0

(11)	Aggregate amount beneficially owned by each reporting person 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions)
(13)	Percent of class represented by amount in Row (11) 0
(14)	Type of reporting person (see instructions) LP

CUSIP No. 552697104	Page 6 of 16

(1)	Names of reporting persons GGG US Secondary 2017 C.V.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Source of funds (see instructions) OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place or organization Netherlands

Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 0

(11)	Aggregate amount beneficially owned by each reporting person 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions)
(13)	Percent of class represented by amount in Row (11) 0
(14)	Type of reporting person (see instructions) LP

CUSIP No. 552697104	Page 7 of 16

(1)	Names of reporting persons AlpInvest GA Secondary C.V.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Source of funds (see instructions) OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place or organization Netherlands

Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 0

(11)	Aggregate amount beneficially owned by each reporting person 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions)
(13)	Percent of class represented by amount in Row (11) 0
(14)	Type of reporting person (see instructions) LP

CUSIP No. 552697104	Page 8 of 16

(1)	Names of reporting persons AG Secondary C.V.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Source of funds (see instructions) OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place or organization Netherlands

Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 0

(11)	Aggregate amount beneficially owned by each reporting person 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions)
(13)	Percent of class represented by amount in Row (11) 0
(14)	Type of reporting person (see instructions) LP

CUSIP No. 552697104	Page 9 of 16

(1)	Names of reporting persons APSS Secondary C.V.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Source of funds (see instructions) OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place or organization Netherlands

Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 0

(11)	Aggregate amount beneficially owned by each reporting person 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions)
(13)	Percent of class represented by amount in Row (11) 0
(14)	Type of reporting person (see instructions) LP

CUSIP No. 552697104	Page 10 of 16

(1)	Names of reporting persons AJ Secondary C.V.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Source of funds (see instructions) OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place or organization Netherlands

Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 0

(11)	Aggregate amount beneficially owned by each reporting person 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions)
(13)	Percent of class represented by amount in Row (11) 0
(14)	Type of reporting person (see instructions) LP

CUSIP No. 552697104	Page 11 of 16

(1)	Names of reporting persons AP Fondo Secondaries II C.V.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Source of funds (see instructions) OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place or organization Netherlands

Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 0

(11)	Aggregate amount beneficially owned by each reporting person 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions)
(13)	Percent of class represented by amount in Row (11) 0
(14)	Type of reporting person (see instructions) LP

CUSIP No. 552697104	Page 12 of 16

(1)	Names of reporting persons AlpInvest Partners B.V.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Source of funds (see instructions) OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)
(6)	Citizenship or place or organization Netherlands

Number of shares beneficially owned by each reporting person with:	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 0

(11)	Aggregate amount beneficially owned by each reporting person 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares (see instructions)
(13)	Percent of class represented by amount in Row (11) 0
(14)	Type of reporting person (see instructions) CO

CUSIP No. 552697104	Page 13 of 16

This Amendment No. 1 (the “Amendment”) amends and supplements the Schedule 13D filed by the Reporting Persons on May 10, 2023 ( the “Original Schedule 13D” and, as amended and supplemented by this Amendment, the “Schedule 13D”), with respect to the Common Stock of the Issuer. Capitalized terms used in this Amendment and not otherwise defined shall have the same meanings ascribed to them in the Original Schedule 13D.

Item 4. Purpose of Transaction.

This Amendment amends and restates the final two paragraphs of Item 4 of the Original Schedule 13D as follows:

On June 9, 2023, the AlpInvest Funds, Stagwell Blocker LLC, ASP Stagecoach I, L.P., ASP Stagecoach II, L.P., ASP Stagecoach III, L.P. and the Limited Partnership entered into a Class B Redemption Agreement (the “Class B Redemption Agreement”). Pursuant to the Class B Redemption Agreement, the Limited Partnership will, through a series of steps, acquire all direct and indirect interests of the AlpInvest Funds in the Limited Partnership for total consideration of $165,000,000. There are no conditions to closing of the Class B Redemption Agreement, which is expected to occur within ten business days of the date of that agreement.

Item 5. Interest in Securities of the Issuer.

This Amendment amends and restates Item 5 of the Original Schedule 13D in its entirety:

The information contained in rows 7, 8, 9, 10, 11 and 13 on each of the cover pages of this Schedule 13D and the information set forth or incorporated in Item 4 of this Schedule 13D is incorporated by reference in its entirety into this Item 5.

(a)(b) The Reporting Persons do not beneficially own any securities of the Issuer.

(c) Except as set forth in this Schedule 13D, none of the Reporting Persons nor, to the best knowledge of the Reporting Persons, without independent verification, any person named in Item 2 hereof, has effected any transaction in the shares of Class A Common Stock during the past 60 days.

(d) To the best knowledge of the Reporting Persons, no person other than the Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities beneficially owned by the Reporting Persons identified in this Item 5.

(e) June 9, 2023.

CUSIP No. 552697104	Page 14 of 16

Signatures

After reasonable inquiry and to the best knowledge and belief of the undersigned, such person certifies that the information set forth in this Statement with respect to such person is true, complete and correct.

Date:    June 13, 2023

AlpInvest Partners US Secondary Investments 2016 I C.V.
By: AlpInvest Partners Secondary Investments 2016 I B.V., its general partner
By: AlpInvest Partners B.V., its managing director

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Authorized Signatory

By:	/s/ Marnix Mol
Name: Marnix Mol
Titled: Authorized Signatory

AlpInvest PEP Secondary 2017 C.V.
By: AlpInvest PEP GP B.V., its general partner
By: AlpInvest Partners B.V., its managing director

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Authorized Signatory

By:	/s/ Marnix Mol
Name: Marnix Mol
Titled: Authorized Signatory

AlpInvest Secondaries Fund VI C.V.
By: AlpInvest SF VI B.V., its general partner
By: AlpInvest Partners B.V., its managing director

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Authorized Signatory

By:	/s/ Marnix Mol
Name: Marnix Mol
Titled: Authorized Signatory

CUSIP No. 552697104	Page 15 of 16

AlpInvest Secondaries Fund (Euro) VI C.V.
By: AlpInvest SF VI B.V., its general partner
By: AlpInvest Partners B.V., its managing director

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Authorized Signatory

By:	/s/ Marnix Mol
Name: Marnix Mol
Titled: Authorized Signatory

GGG US Secondary 2017 C.V.
By: AlpInvest GGG B.V., its general partner
By: AlpInvest Partners B.V., its managing director

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Authorized Signatory

By:	/s/ Marnix Mol
Name: Marnix Mol
Titled: Authorized Signatory

AlpInvest GA Secondary C.V.
By: AlpInvest GA B.V., its general partner
By: AlpInvest Partners B.V., its managing director

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Authorized Signatory

By:	/s/ Marnix Mol
Name: Marnix Mol
Titled: Authorized Signatory

AG Secondary C.V.
By: AlpInvest G GP, B.V., its general partner
By: AlpInvest Partners B.V., its managing director

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Authorized Signatory

CUSIP No. 552697104	Page 16 of 16

By:	/s/ Marnix Mol
Name: Marnix Mol
Titled: Authorized Signatory

APSS Secondary C.V.
By: AlpInvest PSS GP B.V., its general partner
By: AlpInvest Partners B.V., its managing director

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Authorized Signatory

By:	/s/ Marnix Mol
Name: Marnix Mol
Titled: Authorized Signatory

AJ Secondary C.V.
By: AlpInvest J GP B.V., its general partner
By: AlpInvest Partners B.V., its managing director

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Authorized Signatory

By:	/s/ Marnix Mol
Name: Marnix Mol
Titled: Authorized Signatory

AP Fondo Secondaries II C.V.
By: AlpInvest Fondo B.V., its general partner
By: AlpInvest Partners B.V., its managing director

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Authorized Signatory

By:	/s/ Marnix Mol
Name: Marnix Mol
Titled: Authorized Signatory

AlpInvest Partners B.V.

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Authorized Signatory

By:	/s/ Marnix Mol
Name: Marnix Mol
Titled: Authorized Signatory